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                   CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                  COMPUTATION OF NET INCOME PER COMMON SHARE
                     For the three months ended March 31,
                                 (Unaudited)


                                             (In thousands, except share
                                                and per share amounts)

                                                  1996            1995
                                               ----------      ----------
PRIMARY

Net income applicable to common stock          $    9,516      $    7,582
                                               ==========      ==========

Weighted average number of shares of
  common stock outstanding during the
  period                                       22,437,134      22,406,616

Common stock under stock option grants             11,450          14,126
                                               ----------      ----------
  Average shares                               22,448,584      22,420,742
                                               ==========      ==========

Primary net income per common share            $     0.42      $     0.34
                                               ==========      ==========

FULLY DILUTED

Net income applicable to common stock          $    9,516      $    7,582

Adjustments to net income related to
  Employee Stock Ownership Plan (ESOP)
  under the "if-converted" method:
    Add loss of deduction from net income
      for actual dividends paid on
      convertible preferred stock, net of tax         366             369
    Deduct additional cash contribution required
      which is equal to dividends on preferred
      stock less dividends paid at the common
      dividend rate, net of tax                       (42)            (50)
    Add tax benefit associated with dividends
     paid on allocated common shares                   53              40
                                               ----------      ----------
Adjusted income applicable to common stock     $    9,893      $    7,941
                                               ==========      ==========
Weighted average number of shares of
  common stock outstanding during the
  period                                       22,437,134      22,406,616

Number of equivalent common shares
  attributable to ESOP                          1,407,852       1,418,262

Common stock under stock option grants             11,494          14,526
                                               ----------      ----------
  Average shares                               23,856,480      23,839,404
                                               ==========      ==========

Fully diluted net income per common share      $     0.41      $     0.33
                                               ==========      ==========

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